Exhibit 99.3

November 9, 2022

Dear Stockholder:

As you may be aware, on June 6th we announced two strategic transactions that we believe are very exciting for all Yumanity stockholders. Shortly you will receive proxy materials asking that you vote in favor of these matters. Your vote is very important, and we encourage all stockholders to have their voices heard in the critical decision around your investment in Yumanity Therapeutics.

The first of the two strategic transactions, subject to the approval of stockholders, will be the sale of Yumanity's clinical-stage product candidate YTX-7739 as well as its unpartnered discovery-stage neuroscience product candidates and targets to Janssen Pharmaceutica NV in a $26 million cash transaction. In connection with the closing of the proposed transaction, Yumanity plans to distribute any remaining available cash proceeds from the sale to Yumanity stockholders via a one-time dividend, net of any amounts retained for outstanding obligations and net cash requirements associated with the second strategic transaction, a proposed merger between Yumanity and Kineta, Inc. The amount of such dividend will depend on many factors and will not be determined until closer to the closing date.

Under the second definitive agreement, Kineta will become a wholly owned subsidiary of Yumanity in an all-stock transaction, resulting in a combined publicly traded company re-named Kineta, Inc., that will focus on immuno-oncology and continue Yumanity’s ongoing research collaboration with Merck & Co. in amyotrophic lateral sclerosis and frontotemporal lobar dementia.

The Yumanity Board of Directors has unanimously approved both definitive agreements. The Kineta Board of Directors has unanimously approved the definitive merger agreement with Yumanity. The two transactions are expected to close in the fourth quarter of 2022, subject to customary closing conditions, including approval of both transactions by the stockholders of Yumanity.

We look forward to engaging with stockholders upon the mailing of the final proxy materials. We urge you to be on the lookout for these important materials which will arrive - depending on the instructions you have provided your bank or broker - via mail or electronically.

Sincerely,

Yumanity Therapeutics, Inc.

40 Guest Street, Suite 4410 | Boston, MA 02135 | 617-409-5300 | Yumanity.com